Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


The Contract is hereby endorsed as follows:



     The following Section under GENERAL PROVISIONS is amended as follows:

     The following paragraph is added to the end of Control of Contract and Individual Accounts or Data to be furnished Aetna, as applicable:

     Any payment(s) made under this Contract to other than the Contract Owner must be in compliance with the provisions of the Retirement Equity Act of 1984 (REA). At the time payment is requested or an Annuity Option is elected by the Contract Owner, Aetna will require the Contract Owner to certify the payment option is elected in compliance with REA. In the absence of such certification, payment will be made to the Contract Owner. For Designation of Beneficiary the current provision is deleted and replaced with the following: The beneficiary shall be the Contract Owner.

     The following condition is added to the RETIREMENT ANNUITY PROVISIONS or the ANNUITY PROVISIONS of the Contract as follows:

         The Contract Owner may tell Aetna, on behalf of a Participant, to pay all or any portion of the Participant's value in the Contract (minus any premium tax) as a premium for an Annuity Option.

         Required Distribution to Participant: Distribution to the Participant must begin in the form of periodic payments no later than the April 1 following the calendar year in which the Participant attains age 70 1/2, or such later age as may be allowed under federal law or regulations. In lieu of an Annuity election, the Contract Owner may direct Aetna to make a lump sum payment. In no event may any Annuity Option extend beyond:

         a)    The life of the Annuitant;

         b) The lives of the Annuitant and the Annuitant's beneficiary under the Plan;

         c) Any certain period greater than the Annuitant's life expectancy as determined according to regulations under Code Section 401(a)(9); or

         d) Any certain period greater than the life expectancy of the Annuitant and the Annuitant's beneficiary under the Plan, as determined according to regulations under Code Section 401(a)(9).

         In no event may payments to the Participant's beneficiary under the Plan under an Annuity Option extend beyond:

         a) The life of the Participant's beneficiary determined as of the date payments are to commence; or

         b) Any certain period greater than the Participant's beneficiary's life expectancy as determined by regulations under Code Section 401(a)(9).



     RETIREMENT ANNUITY PROVISIONS or ANNUITY PROVISIONS: Add to the Joint and Last Survivor Annuity or Life Income for Two Payees Option a new subsection as follows:

         100% of the payment to continue to the survivor if the survivor is the Annuitant and 50% of the payment to continue to the survivor if the survivor is the second Annuitant.


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

                           LIFE INCOME FOR TWO PAYEES

                  JOINT AND 1/2 CONTINGENT LIFE INCOME ANNUITY
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80         85
  ---------       --        --         --        --         --        --         --        --         --
     45         $3.86      $3.89     $3.93      $3.94     $3.96      $3.97     $3.98      $ 3.98     $ 3.98
     50          4.02       4.10      4.15       4.18      4.21       4.23      4.24        4.25       4.26
     55          4.22       4.31      4.42       4.48      4.53       5.57      4.59        4.61       4.61
     60          4.43       4.56      4.70       4.84      4.93       4.99      5.04        5.07       5.09
     65          4.69       4.84      5.02       5.22      5.42       5.54      5.63        5.69       5.73
     70          4.99       5.17      5.39       5.65      5.93       6.23      6.40        6.52       6.60
     75          5.33       5.54      5.82       6.14      6.52       6.95      7.40        7.64       7.81
     80          5.70       5.96      6.29       6.69      7.17       7.75      8.41        9.08       9.45
     85          6.07       6.38      6.75       7.24      7.84       8.59      9.49       10.51      11.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80           85
  ---------       --        --         --        --         --        --         --        --           --
     45         $4.80      $4.83     $4.86      $4.88      $4.89     $4.90     $ 4.91     $ 4.92      $ 4.92
     50          4.95       5.02      5.06       5.10       5.13      5.15       5.16       5.17        5.18
     55          5.14       5.23      5.32       5.38       5.43      5.46       5.49       5.51        5.52
     60          5.36       5.47      5.59       5.72       5.80      5.86       5.91       5.95        5.97
     65          5.63       5.77      5.93       6.10       6.29      6.41       6.50       6.56        6.60
     70          5.96       6.12      6.31       6.54       6.81      7.08       7.25       7.37        7.46
     75          6.35       6.54      6.77       7.06       7.42      7.81       8.25       8.49        8.66
     80          6.79       7.01      7.30       7.66       8.11      8.65       9.28       9.93       10.29
     85          7.26       7.53      7.86       8.29       8.85      9.55      10.41      11.39       12.37


These Annuity rates are based on mortality from 1983 Table a.

Endorsed and made a part of the Contract on the effective date of the Contract.

                                                      /s/ Dan Kearney
                                                      President
                                                      Aetna Life Insurance and
                                                      Annuity Company



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